Exhibit 21

SITEL CORPORATION AND SUBSIDIARIES

U.S. Subsidiaries

SITEL International LLC	Delaware
SITMEX-USA, LLC	Delaware
National Action Financial Services, Inc.	Georgia
Financial Insurance Services, Inc.	Nebraska
Seek the Geek, Inc.	Nebraska
SITEL Insurance Marketing Services, Inc.	Nebraska
SITEL Insurance Services, Inc.	Nebraska
SITEL Mexico Holdings LLC	Nebraska

Non-U.S. Subsidiaries
SITEL Australia Holdings Pty Ltd.	Australia
SITEL Australia Pty Ltd.	Australia
SITEL Belgium NV	Belgium
SITEL do Brasil Ltda.	Brazil
SITEL (BVI) International, Inc.	British Virgin Islands
SITEL Caribbean Holdings, Inc.	British Virgin Islands
SITEL Customer Care, Inc.	Canada
SITEL Insurance Services Canada Inc.	Canada
SITEL Teleservices Canada Inc.	Canada
3101223 Canada Inc.	Canada
SITEL France Holdings SAS	France
SITEL Corporation France SA	France
SITEL France SAS	France
SITEL GmbH	Germany
SRM Inkasso GmbH	Germany
SITEL Hong Kong Limited	Hong Kong
SITEL Ireland Limited	Ireland
SITEL Italy SpA	Italy
SITEL Caribbean Limited	Jamaica
Delta Call S.A.	Morocco
Systems Integrated Telemarketing Netherlands B.V.	Netherlands
SITEL New Zealand Limited	New Zealand
SITEL Panama, S.A.	Panama
SITEL Customer Care Philippines, Inc.	Philippines
SITEL Polska Sp. Zoo	Poland
Action (Portugal) - Marketing Telefónico e Rede de Vendas, S.A.	Portugal
SITEL Asia Pacific Holdings Pte Limited	Singapore
SITEL Asia Pacific Investments Pte Limited	Singapore
SITEL Singapore Pte Ltd	Singapore
SITEL Iberica Teleservices, S.A.	Spain
SITEL Task Force, S.A.	Spain
Telepromotion S.A.	Spain
SITEL Nordic AB	Sweden
B’s Telemarketing Limited	United Kingdom
SITEL Consulting Limited	United Kingdom
SITEL Europe Limited	United Kingdom
Merit Direct Limited	United Kingdom
SITEL Stratford (Services) Limited	United Kingdom
Mitre Telesales Limited	United Kingdom
SITEL Kingston (Services) Limited	United Kingdom
SITEL Moor Park Limited	United Kingdom
SITEL Moor Park (Services) Limited	United Kingdom
SITEL UK Limited	United Kingdom